                                                         EXHIBIT 2.2




                      CONTINGENT EARNOUT AGREEMENT






                      CONTINGENT EARNOUT AGREEMENT
                      ----------------------------

      THIS CONTINGENT EARNOUT AGREEMENT ("Agreement"), dated as of November 7, 1996, by and among (A) MOTORS AND GEARS, INC., a Delaware corporation ("M&G"), MOTORS AND GEARS INDUSTRIES, INC., a Delaware corporation ("INDUSTRIES"), THE NEW IMPERIAL ELECTRIC COMPANY, a Delaware corporation ("New Imperial"), THE NEW SCOTT MOTORS COMPANY, a Delaware corporation and a direct, wholly-owned subsidiary of New Imperial ("New Scott"), and NEW GEAR RESEARCH, INC., a Delaware corporation and a direct, wholly-owned subsidiary of New Imperial ("New Gear"), and (B) THE IMPERIAL ELECTRIC COMPANY, an Ohio corporation ("Old Imperial"), SCOTT MOTORS COMPANY, a Delaware corporation ("Old Scott"), and GEAR RESEARCH, INC., a Delaware corporation ("Old Gear").

                                Recitals
                                --------

      (a) New Imperial, Old Imperial, Old Scott and Old Gear are parties to a certain Agreement for Purchase and Sale of Assets dated November 7, 1996 (the "Purchase Agreement").

      (b) The Companies (defined below) have agreed to enter into this Agreement as partial payment of the "Purchase Price" (defined in the Purchase Agreement) in order to induce Old Imperial to (i) enter into the Purchase Agreement and to cause Old Scott and Old Gear to do the same, and
(ii) consummate and cause Old Scott and Old Gear to consummate the transactions contemplated therein.

      In consideration of the mutual covenants and agreements herein set forth, and the special benefits described herein and in the Purchase Agreement accruing to the Companies on the one hand and Old Imperial on the other, the parties hereto agree as follows:

                               AGREEMENTS:
                               ----------

      1.  Definitions
          -----------

      "Closing Date" means the date of execution of this Agreement by the parties hereto.

      "Cash Flow" for purposes of this Agreement shall have the same meaning as set forth in the Indenture except that in calculating Cash Flow for purposes hereof (i) neither subpart (l) of said defined term in the Indenture relating to net losses in respect of discontinued operations nor subpart (k) of said defined term in the Indenture relating to the net loss of any person, other than those of a Restricted Subsidiary shall apply to said definition for purposes hereof, and (ii) in determining Consolidated Net income (as defined in the Indenture) for purposes of calculating Cash Flow herein, Restructuring Charges (defined in the Indenture) shall be included in Consolidated Net Income notwithstanding subpart (E) of said definition of Consolidated Net Income in the Indenture which excludes Restructuring Charges and Consolidated Net Income shall be increased by an amount equal to any fees charged in respect of the JII Services Agreement provided said fees would otherwise reduce Consolidated Net Income. Cash Flow under this Agreement shall be determined from audited financial statements prepared by independent public accountants excluding any impact of Post Closing Acquired Companies.

      "Companies" means M&G, Industries, New Imperial, New Scott and New
Gear.

      "Cumulative Cash Flow" means the sum of Cash Flow of Old Imperial, Old Scott and Old Gear for the period commencing as of January 1, 1996 until (but excluding) the Closing Date plus the aggregate Cash Flow of New Imperial, New Scott and New Gear for the period commencing as of the Closing Date through the close of business as of December 31, 2000 (the "Expiration Date").

      "Financing Agreements" means any senior or subordinated debt, preferred stock, common or other capital stock, lease or other financing agreements, instruments and documents, including, without limitation, any agreements or instruments relating to any Indebtedness, binding upon M&G, Industries, New Imperial or any of their direct or indirect subsidiaries, or their respective properties and assets, from time to time in effect.

      "Indebtedness" means any indebtedness, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, and any financial hedging obligations, if and to the extent such indebtedness (other than a financial hedging obligation) would appear as a liability upon a balance sheet prepared on a consolidated basis in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, the guarantee of items that would be included within this definition.

      "Indenture" means the Indenture dated as of November 7, 1996 between M&G and Fleet National Bank, as trustee regarding the 10 3/4% Series A Senior Notes due 2006 of M&G in the aggregate principal amount of $170,000,000.

      "Post Closing Acquired Company" means any business, the assets or capital stock of which are acquired after the Closing Date by New Imperial, New Scott or New Gear.

      "Payment Amount" means an amount equal to one-half of Cumulative Cash Flow in excess of $50,000,000.

      "Payment Date" means the date following the Expiration Date upon which the calculation of the Payment Amount is finally determined in accordance with the provisions hereof; provided, however, that in all events the Payment Date shall occur prior to December 31, 2001.

      "Stop Payment Event" means the occurrence and existence as of the applicable date of any violation or breach of any Financing Agreement after the Closing Date if the violation or breach prohibits payment of the Payment Amount.

      2. Calculation of Payment Amount. Following the Expiration Date the parties shall calculate the Payment Amount based upon audited Financial Statements which shall be reviewed by independent public accountants. Any disputes regarding the calculation of Cumulative Cash Flow or the Payment Amount and the preparation of audited financial statements in connection with said calculations shall be resolved in accordance with Sections 14 and 15 hereof. The parties acknowledge and agree that the Payment Amount is based on a cumulative test of Cash Flow over a five-year period ending on the Expiration Date. Accordingly, no determination of amounts due Old Imperial hereunder can be made until after the Expiration Date and, therefore, the Companies shall have no payment obligations hereunder until the Payment Date.

      3. Payment. If there is no Stop Payment Event as of the Payment Date, the Companies hereby jointly and severally agree to pay Old Imperial the Payment Amount on the Payment Date. If a Stop Payment Event exists on the Payment Date, the Companies jointly and severally agree to pay Old Imperial the Payment Amount immediately upon termination or elimination of the Stop Payment Event.

      4. Not A Stock Equivalent. The Companies and Old Imperial agree and acknowledge that this Agreement does not confer upon Old Imperial any rights or interests as a stockholder of any of the Companies and that no fiduciary duties are owed by the Companies or their respective directors, officers and stockholders in respect of this Agreement. Old Imperial further agrees and acknowledges that the Companies are not, and shall not be, restricted or limited in any manner from engaging in transactions that may have dilutive effects, entering into or modifying any Financing Agreements that restrict or limit payments hereunder, incurring Indebtedness, engaging in transactions involving the stock or assets of the Companies, acquiring business interests, completing capital expenditures, declaring dividends, allocating amounts, determining rates or otherwise making determinations in respect of Indebtedness or Cash Flow, making other adjustments pursuant to this Agreement, or otherwise taking actions that may affect the Payment Amount. The determination of Post Closing Acquired Companies and the amounts thereof and income derived therefrom and expenses related thereto, shall be determined by the appropriate Board of Directors of the Companies. Nothing in this Agreement shall be construed to create a right for the benefit of Old Imperial to participate in or receive the benefit of any related or unrelated business opportunities evaluated or pursued by any of the Companies other than as provided specifically herein.

      5. Successors and Assigns. This Agreement shall be binding on Old Imperial and the Companies and their respective successors and assigns.

      6. Counterparts. This Agreement may be executed in two or more counterparts, any one of which shall be deemed an original without reference to the others.

      7. Amendments. This Agreement may not be amended or modified, and no waivers hereunder may be granted, except with the approval of each of the parties hereto.

      8. Notice. Any notice ("Notice"), request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

           a.  If to the Companies to:

               Motors and Gears, Inc.
               Attn:  Thomas H. Quinn
               ArborLake Centre, Suite 550
               1751 Lake Cook Road
               Deerfield, Illinois 60015
               Telephone:  (708) 945-5591
               Telecopier:  (708) 945-5698

in each case with a copy to:

               Mayer, Brown & Platt
               Attn:  James B. Carlson, Esq.
               1675 Broadway, Suite 1900
               New York, New York 10019
               Telephone:  (212) 506-2515
               Telecopier:  (212) 262-1910

or to such other person or address as the Companies shall furnish to Old Imperial in writing.

           b.  If to Old Imperial to:

               The Imperial Electric Company
               Attn:  Gordon Nelson
               ArborLake Centre, Suite 550
               1751 Lake Cook Road
               Deerfield, Illinois 60015
               Telephone:  (708) 945-5591
               Telecopier:  (708) 945-5698

with a copy to:

               G. Robert Fisher, Esq.
               Steven L. Rist, Esq.
               Bryan Cave LLP
               One Kansas City Place
               1200 Main, Suite 3500
               Kansas City, Missouri 64105
               Telephone:  (816) 474-7400
               Telecopier:  (816) 391-7600

Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.

      9. Old Imperial's Representations. Old Imperial hereby warrants and represents to the Companies that Old Imperial has carefully reviewed and considered the provisions of this Agreement, and in connection therewith, has consulted with such advisors as it considers appropriate, and that Old Imperial is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions which would be breached or violated by Old Imperial's execution of this Agreement.

      10. Obligations of the Companies. Old Imperial agrees and acknowledges that this Agreement and the obligations of the Companies hereunder are solely obligations and liabilities of the Companies. None of the Companies' directors, officers, employees, stockholders and affiliates or any other persons shall be obligated or liable in respect of this Agreement, and Old Imperial hereby releases them from any such obligation or liability.

      11. Entire Agreement. This Agreement reflects the entire agreement among the parties relating to the subject matter of this Agreement, and supersedes and terminates all prior agreements, obligations, commitments or understandings relating to such subject matter.

      12. Severability. If for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision hereof is unenforceable because of the power to reduce the scope or duration of such provision, as the case may be and, in its reduced form, such provision shall then be enforceable.

      13. Waiver of Breach; Enforcement. The waiver by the Companies or Old Imperial of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties (and third party beneficiaries) to this Agreement shall be entitled to enforce its rights under this breach of any provision of this Agreement and to exercise all other rights existing in its favor.

      14. Litigation. THIS AGREEMENT SHALL BE GOVERNED BY CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, UNITED STATES OF AMERICA, AND NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY ANY LAW OTHER THAN THAT OF ILLINOIS, AND NO DEFENSE, COUNTERCLAIM OR RIGHT OF SET-OFF GIVEN OR ALLOWED BY THE LAWS OF ANY OTHER STATE OR JURISDICTION, OR ARISING OUT OF THE ENACTMENT, MODIFICATION OR REPEAL OF ANY LAW, REGULATION, ORDINANCE OR DECREE OF ANY FOREIGN JURISDICTION, BE INTERPOSED IN ANY ACTION HEREON. SUBJECT TO SECTION 15, THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING TO ENFORCE OR ARISING OUT OF THIS AGREEMENT MAY BE COMMENCED IN THE STATE COURTS, OR IN THE UNITED STATES DISTRICT COURTS IN CHICAGO, ILLINOIS. THE PARTIES CONSENT TO SUCH JURISDICTION, AGREE THAT VENUE WILL BE PROPER IN SUCH COURTS AND WAIVE ANY OBJECTIONS BASED UPON FORUM NON CONVENIENS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 14 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY ACTION UNDER THIS AGREEMENT IN ANY OTHER JURISDICTION.

      15. Arbitration. THE COMPANIES AND OLD IMPERIAL HEREBY WAIVE AND SHALL NOT SEEK JURY TRIAL IN ANY LAWSUIT, PROCEEDING, CLAIM, COUNTERCLAIM, DEFENSE OR OTHER LITIGATION OR DISPUTE UNDER OR IN RESPECT OF THIS AGREEMENT. THE PARTIES AGREE THAT ANY SUCH DISPUTE BETWEEN OR AMONG THE PARTIES TO THIS AGREEMENT RELATING TO OR IN RESPECT OF THIS AGREEMENT, ITS NEGOTIATION, EXECUTION, PERFORMANCE, SUBJECT MATTER, OR ANY COURSE OF CONDUCT OR DEALING OR ACTIONS UNDER OR IN RESPECT OF THIS AGREEMENT, SHALL BE SUBMITTED TO, AND RESOLVED EXCLUSIVELY PURSUANT TO ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION SHALL TAKE PLACE IN CHICAGO, ILLINOIS, UNITED STATES OF AMERICA, AND SHALL BE SUBJECT TO THE SUBSTANTIVE LAW OF THE STATE OF ILLINOIS. DECISIONS PURSUANT TO SUCH ARBITRATION SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES. UPON THE CONCLUSION OF ARBITRATION, SELLER, OR THE COMPANIES MAY APPLY TO ANY COURT OF THE TYPE DESCRIBED IN SECTION 14 TO ENFORCE THE DECISION PURSUANT TO SUCH ARBITRATION.

      IN WITNESS WHEREOF, the parties hereto have caused this Contingent Earnout Agreement to be duly executed as of the day and year first above written.

                            OLD IMPERIAL

                            THE IMPERIAL ELECTRIC COMPANY:



                            By: /s/ Jonathan F. Boucher
                               ------------------------
                            Its:  Vice President


                            THE COMPANIES

                            MOTORS AND GEARS, INC.


                            By: /s/ Jonathan F. Boucher
                               ------------------------
                            Its:  Vice President


                            MOTORS AND GEARS INDUSTRIES, INC.


                            By: /s/ Jonathan F. Boucher
                               ------------------------
                            Its:  Vice President


                            THE NEW IMPERIAL ELECTRIC COMPANY


                            By: /s/ Jonathan F. Boucher
                               ------------------------
                            Its:  Vice President


                            THE NEW SCOTT MOTORS COMPANY


                            By: /s/ Jonathan F. Boucher
                               ------------------------
                            Its:  Vice President


                            NEW GEAR RESEARCH, INC.


                            By: /s/ Jonathan F. Boucher
                               ------------------------
                            Its:  Vice President


                            SCOTT MOTORS COMPANY


                            By: /s/ Jonathan F. Boucher
                               ------------------------
                            Its:  Vice President


                            GEAR RESEARCH, INC.


                            By: /s/ Jonathan F. Boucher
                               ------------------------
                            Its:  Vice President